Exhibit 21.1

List of Subsidiaries of Home Solutions of America, Inc.

1.         P.W. Stephens, Inc., a California corporation

2.         FSS Holding Corp., a Texas corporation

3.         Fiber-Seal Systems, L.P., a Texas limited partnership

4.         Southern Exposure Holdings, Inc., a Florida corporation

5.         S.E. Tops of Florida, Inc., a Florida corporation

6.         Southern Exposure Unlimited of Florida, Inc., a Florida corporation

7.         SouthernStone Cabinets, Inc., a Florida corporation